
Contango Oil & Gas Company (Delaware)
100%
Contango Resources Company (DL)
100%
Contango Energy Company (DL)
100%
Contango Operators, Inc. (DL)
100.0%
COE Offshore, LLC (DL)
65.6%
Contango Offshore Exploration, LLC (DL)
100%
REX Offshore Corporation (DL)
32.3%
Republic Exploration LLC (DL)
100.0%
MOE Offshore Corporation (DL)
50.0%
Magnolia Ofshore Exploration LLC (TX)
100%
Contango Venture Capital Corporation (DL)